XL Capital Ltd
XL House
One Bermudiana Road
Hamilton HM 11
Bermuda

			Phone Fax	(441) 292 8515 (441) 292 5280
Press Release
Contact:	David Radulski Investor Relations (441) 294 7460	Carol A. Parker Trott Media Relations (441) 294 7290

XL CAPITAL LTD TO REDEEM SERIES A PREFERENCE SHARES

Hamilton, Bermuda – July 13, 2007 — XL Capital Ltd (NYSE: XL) announced today that it has called for redemption all of its outstanding 8.0% Series A Preference Ordinary Shares (the “Series A Preference Shares”). The redemption date for the Series A Preference Shares will be August 14, 2007, and the redemption price will be approximately $25.24 per Series A Preference Share. In the event that all of the outstanding Series A Preference Shares are surrendered for redemption, the aggregate redemption price would be $232,248,888.

XL Capital Ltd, through its operating subsidiaries, is a leading provider of global insurance and reinsurance coverages to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis. As of March 31, 2007, XL Capital Ltd had consolidated assets of approximately $62.1 billion and consolidated shareholders’ equity of $11.3 billion. More information about XL Capital Ltd is available at www.xlcapital.com.